UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 17, 2009 (February 11, 2009)

ACCELERIZE NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-52635	20-3858769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12121 WILSHIRE BLVD., SUITE 322 LOS ANGELES, CALIFORNIA 90025
(Address of principal executive offices)      (Zip Code)

(310) 903 4001
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 1.02    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On February 11, 2009, Accelerize New Media, Inc. (the “Company”) and MarketingExperiments, LLC (“MarEx”), a Delaware limited liability company, a wholly-owned subsidiary of MECLABS, LLC and an affiliate of MarketingSherpa, LLC and MarketingTouch, LLC executed an Amended Common Stock Purchase Warrant for the purchase of up to 2,708,333 shares of Common Stock of the Company by MarEx (the “Amended Warrant”).

The Amended Warrant was issued in connection with the execution of a Termination and Mutual Release Agreement entered on the same date between the Company and MarEx (the “Termination Agreement”), thereby canceling their prior thirty-six month letter agreement entered on September 12, 2008 (the “Letter Agreement”) and the Common Stock Purchase Warrant that was issued together with it (the “Original Warrant”).

Under the Original Warrant dated as of September 11, 2008, MarEx had the right to purchase up to 5,000,000 shares of common stock the Company, of which, 2,500,000 Warrants vested on the issue date, and the other 2,500,000 Warrants were set to vest in twelve equal increments of 208,333.33 shares each, at the end of every 3-month period after the issue date, with the last vesting increment taking place on the third anniversary after the issue date.  The Warrant exercise price was set at $0.55 per share, which was the closing price of the Company’s common stock on the Over-The-Counter Bulletin Board on the Original Warrant’s issue date. As of the termination date, only one such increment has already vested.

The Company and MarEx mutually agreed that MarEx would keep the Warrants to purchase 2,708,333 shares already vested under the Original Warrant and that the remaining 2,291,667 Warrants would be cancelled, with the Company having no further obligation to issue such Warrant shares to MarEx. All other terms of the Original Warrant remained the same.

 ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 4.1	Common Stock Purchase Warrant dated September 12, 2008 (previously filed as Exhibit4.1 to our Current Report on Form 8-K filed with the Securities and ExchangeCommission on September 17, 2008.)

Exhibit 4.2	Amended Common Stock Purchase Warrant (filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 17, 2009	ACCELERIZE NEW MEDIA, INC. By: /s/ Brian Ross Brian Ross President and Chief Executive Officer